Exhibit 23.1




The Board of Directors
EFTC Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-77938, 33-92418, 333-34255 and 333-47943) on Form S-8 of EFTC Corporation of
our report dated January 26, 1999, except as to note 14, which is as of March 22, 1999, relating to the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and our report dated January 26, 1999 on the related financial statement schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of EFTC Corporation.

 KPMG LLP


Denver, Colorado
March 26, 1999